Articles of Amendment

to

Articles of Incorporation

of

Agronix, Inc.

(Name of corporation as currently filed with the Florida Dept. of State)

(Document number of corporation (if known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its Articles of Incorporation:

NEW CORPORATE NAME (if changing):

(Must contain the word "corporation," "company," or "incorporated" or the abbreviation "Corp.," "Inc.," or "Co.")
(A professional corporation must contain the word "chartered", "professional association," or the abbreviation "P.A.")

AMENDMENTS ADOPTED- (OTHER THAN NAME CHANGE) Indicate Article Number(s) and/or Article Title(s) being amended, added or deleted: (BE SPECIFIC)

See Certificate of Designation attached.

(Attach additional pages if necessary)

If an amendment provides for exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself: (if not applicable, indicate N/A)

(continued)

The date of each amendment(s) adoption: 5/10/06

Effective date if applicable: 5/10/06  (no more than 90 days after amendment file date)

Adoption of Amendment(s) (CHECK ONE)

❑	The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

❑	The amendment(s) was/were approved by the shareholders through voting groups. The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):

"The number of votes cast for the amendment(s) was/were sufficient for approval by

(voting group)

☑	The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

❑	The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Signature   /s/ Brian Hauff

(By a director, president or other officer - if directors or officers have not been selected, by an incorporator - if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)

Brian Hauff

 (Typed or printed name of person signing)

        President

(Title of person signing)

FILING FEE: $35

CERTIFICATE OF DESIGNATIONS,

PREFERENCES AND RIGHTS OF

CLASS A PREFERRED STOCK OF

AGRONIX, INC.

Agronix, Inc., a Florida corporation (the “Parent”), DOES HEREBY CERTIFY:

Pursuant to authority expressly granted and vested in the Board of Directors of the Corporation by the provisions of the Corporation’s Articles of Incorporation, as amended, and Section 607.0602 of the Florida Business Corporation Act, the Board of Directors adopted the following resolution on May 10, 2006 authorizing a class of the Parent’s previously authorized 10,000,000 shares of preferred stock, par value $.001 per share, and providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of 1,473,650 shares of Class A Preferred Stock of the Parent, as follows:

RESOLVED, Pursuant to Parent’s articles of incorporation and Section 607.0602 of the Florida Business Corporation Act, Parent hereby designates a class of preferred shares which are a part of the Parent’s authorized capital, but as of the date of this resolution, have yet to be designated as Class A Preferred Stock whereby each share of Class A Preferred Stock is convertible into five hundred (500) shares of common stock and carries all the same rights as common stock, except for the 500:1 conversion and the following:

1.   Conversion Notice. The Holder of a share of Class A Preferred Stock may exercise its conversion right at any time after the closing of the merger by giving a written conversion notice in the form of Schedule A attached hereto (the “Conversion Notice”) (1) by facsimile to the Parent’s transfer agent for its Common Stock, as designated by the Parent from time to time (the “Transfer Agent”), confirmed by a telephone call or (2) by overnight delivery service, with a copy by facsimile to the Parent and to its counsel, as designated by the Parent from time to time. The Holder must also surrender the certificate for the Class A Preferred Stock to the Parent at its principal office (or such other office or agency of the Parent as designated by notice in writing to the Holder) at any time during its usual business hours on the date set forth in the Conversion Notice.

2.   Issuance of Certificates; Time Conversion Effected. Promptly, but in no event more than three (3) Trading Days, after the receipt of the Conversion Notice referred to herein and surrender of the Class A Preferred Stock certificate, the Parent shall cause to be issued and delivered, to the Holder, registered in such name or names as the Holder may direct, a certificate or certificates for the number of whole shares of Common Stock into which the Class A

Preferred Stock has been converted. In the alternative, if the Parent’s Transfer Agent is a participant in the electronic book transfer program, the Transfer Agent shall credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with The Depository Trust Corporation. Such conversion shall be deemed to have been effected, and the “Conversion Date” shall be deemed to have occurred, on the date on which such Conversion Notice shall have been received by the Parent and at the time specified stated in such Conversion Notice, which must be during the calendar day of such notice. The rights of the Holder of the Class A Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby, on the Conversion Date. Issuance of shares of Common Stock issuable upon conversion that are requested to be registered in a name other than that of the registered Holder shall be subject to compliance with all applicable federal and state securities laws.

3.   Fractional Shares. The Parent shall not, nor shall it cause the Transfer Agent to, issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of shares of Class A Preferred Stock by the Holder shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after such aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Parent shall round, or cause the Transfer Agent to round, such fraction of a share of Common Stock up to the nearest whole share.

4.  No Reissuance of Class A Preferred Stock. Shares of Class A Preferred Stock that are converted into shares of Common Stock as provided herein shall not be reissued.

5.  Vote to Change the Terms of or Issue Series A Super Preferred Stock. The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holders of not less than fifty-one percent (51%) of the then outstanding shares of Class A Preferred Stock shall be required for (i) any change to the Corporation’s Articles of Incorporation that would amend, alter, change or repeal any of the preferences, limitations or relative rights of the Class A Preferred Stock, or (ii) any issuance of additional shares of Class A Preferred Stock.

6.  Notices. In case at any time:

(a)  the Parent shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights; or

(b)  there shall be any Organic Change;

then, in any one or more of such cases, the Parent shall give, by first class mail, postage prepaid, or by facsimile or by recognized overnight delivery service to non-U.S. residents, addressed to the Registered Holders of the Class A Preferred Stock at the address of each such Holder as shown on the books of the Parent, (i) at least twenty (20) Trading Days prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such subscription rights or for determining rights to vote in respect of any such Organic Change and (ii) in the case of any such Organic Change, at least twenty (20) Trading Days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Organic Change.

7.   Record Owner. The Parent may deem the person in whose name shares of Class A Preferred Stock shall be registered upon the registry books of the Parent to be, and may treat him as, the absolute owner of the Class A Preferred Stock for the purposes of conversion and for all other purposes, and the Parent shall not be affected by any notice to the contrary. All such payments and such conversion shall be valid and effective to satisfy and discharge the liabilities arising under this Certificate of Designations to the extent of the sum or sums so paid or the conversion so made.

8.   Register. The Parent shall maintain a transfer agent, which may be the transfer agent for the Common Stock or the Corporation itself, for the registration of the Class A Preferred Stock. Upon any transfer of shares of Class A Preferred Stock in accordance with the provisions hereof, the Parent shall register or cause the transfer agent to register such transfer on the Stock Register.

IN WITNESS WHEREOF, Brian Hauff, President, CEO, CFO and Director of the Corporation, under penalties of perjury, does hereby declare and certify that this is the act and deed of the Parent and the facts stated herein are true and accordingly has signed this Certificate of Designations as of this 10th day of May, 2006.

___________________________________________________
Brian Hauff, President, CEO, CFO and Director

SCHEDULE A

AGRONIX, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of Class A Preferred Stock dated May 10, 2006 (the “Certificate of Designations”), of Agronix, Inc., a Florida corporation (the “Corporation”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Class A Preferred Stock, par value $0.00 1 per share (the “Preferred Shares”) indicated below into shares of Common Stock, par value $0.00 1 per share (the “Common Stock”), of the Parent, by tendering the stock certificate(s) representing the Preferred Shares specified below as of the date specified below.

Date of Conversion:                                    ____________________________________________________

Number of Preferred Shares to be converted: Please confirm the following information:
Number of shares of Common Stock to be issued:                    _____________________________________________________

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Corporation in the following name and to the following address:

Issue to:	_________________________________________________
Facsimile Number: Authorization:	_________________________________________________
By:_____________________________________________________
Title:____________________________________________________
                                                                                                                                              -

Applicable only if the Transfer Agent is a participant in the electronic book entry transfer program: Account Number:
(if electronic book entry transfer): Transaction Code Number_________________________________________________________
(if electronic book entry transfer): Participant Code:          ____________________________________________________________

THIS NOTICE MUST BE DELIVERED TO THE TRANSFER AGENT:

Manhattan Transfer Registrar Co. P.O. Box 756
57 Eastwood Road
Miller Place, NY 11764
Fax: 631-928-6171

WITH AN ADDITIONAL COPY TO BE MAILED TO THE CORPORATION